Exhibit 5.1

Cane O'Neill Taylor, LLC

Telephone:   (702) 312-6255
Facsimile:   (702) 944-7100
E-mail:      telelaw@msn.com

2300 West Sahara Avenue
Suite 500 - Box 18
Las Vegas, NV 89102

August 21, 2002

Brek Energy Corporation
19th Floor
80 Gloucester Road
Wanchai, Hong Kong SAR.

Gentlemen:

We have acted as counsel to Brek Energy Corporation., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), relating to the offering from time to time by certain holders of 8,025,000 shares of your common stock, $0.001 par value per share (the "Common Stock") of which 7,150,000 shares are currently outstanding (the "Outstanding Shares") and 875,000 shares are issuable upon the exercise of options (the "Option Shares"). This opinion is rendered to you in connection with the Registration Statement of Form S-3 (SEC file number 333-92194), including all pre-effective and post-effective amendments thereto (the "Registration Statement"), for the aforementioned sale, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

In rendering this opinion, we have examined the following documents:

      o     Certificate of Incorporation;

      o     By-Laws;

      o Information demonstrating the current good standing of the Company in the state of Nevada;

      o Board resolution dated October 31, 2001, adopting the 2001 Stock Option/Warrant Plan and issuing options for the purchase of 625,000 shares of Common Stock;

      o     2001 Stock Option/Warrant Plan

      o Option Agreements for options on 625,000 shares of Common Stock granted by the October 31, 2001, board resolution;

      o Board resolution dated July 12, 2002, issuing options for the purchase of 250,000 shares of Common Stock;

      o Option Agreements for options on 250,000 shares granted by the July 12, 2002, board resolution;

      o Board resolution dated February 19, 2002, authorizing the issuance of up to 4,000,000 shares of Common Stock;

      o Board resolution dated July 3, 2002, issuing 4,125,000 shares of Common Stock;

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      o     Board resolution dated August 20, 2002, issuing 80,000 shares of
            Common Stock; and

      o Such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. Also, in rendering this opinion we have assumed that all documents reviewed are in full force and effect as of the date of this opinion and enforceable against the parties thereto and that 2,845,000 of the shares of Common Stock being registered are among the 4,000,000 shares issued by the board resolution dated February 19, 2002. We have also assumed that required consideration for the securities issued pursuant to the board resolutions reviewed was received by the Company.

Based upon the foregoing, we are of the opinion that:

      o     the Outstanding Shares and Option Shares are duly authorized;

      o the Outstanding Shares are validly issued, fully paid and nonassessable; and

      o the Option Shares, when issued upon exercise of the options pursuant to the 2001 Stock Option/Warrant Plan and any applicable Option Agreement and upon the payment of the applicable consideration therefore, will be validly issued, fully paid and nonassessable.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Nevada law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts of law that may hereafter occur to take effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,


Cane O'Neill Taylor, LLC


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